Exhibit 99.1

Where Food Comes From, Inc. Reports 2022 Fourth Quarter and Full Year Financial Results

Full Year Highlights – 2022 vs. 2021

●	Revenue increased 13% to $24.8 million from $21.9 million
●	Net income of $2.0 million vs. $3.0 million last year when Company booked $1.0 million in PPP loan forgiveness
●	Diluted EPS of $0.33 vs. $0.48
●	Adjusted EBITDA of $3.8 million vs. $3.7 million
●	Cash generated from operations declined to $2.7 million vs. $3.0 million
●	Cash & cash equivalents at $4.4 million vs. $5.4 million, reflecting accelerated stock buybacks
●	Company buys back nearly $3.5 million of its stock in 2022, or 307,884 shares at average price of $11.23 per share

Fourth Quarter Highlights – 2022 vs. 2021

●	Revenue increased to $6.1 million from $5.8 million
●	Net income declined to $490,000 from $742,000
●	Diluted EPS of $0.08 vs. $0.12
●	Adjusted EBITDA of $1.0 million vs. $1.3 million
●	Company buys back approximately $1.2 million of its stock in Q4, or 105,101 shares at average price of $11.88 per share

CASTLE ROCK, Colo., Feb. 23, 2023 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its fourth quarter and full year ended December 31, 2022.

“We produced solid results in 2022 considering various headwinds involving inflationary pressures and adverse weather conditions that impacted our producer customers,” said John Saunders, Chairman and CEO. “Total revenue was up 13% year over year as we delivered growth in all three revenue segments. Net income for the year, excluding the impact of PPP loan forgiveness in 2021, was also slightly higher despite a sharp increase in labor costs due to the tight labor market and resulting wage inflation. Based on our continued profitability and predictable cash flows, we accelerated our share buyback program in 2022 and repurchased nearly $3.5 million of our stock during the year at an average price of $11.88 per share. Over the past two fiscal years we have returned approximately $5.5 million in value to stockholders through share buybacks and a special dividend.

“We are confident in our ability to continue delivering positive results for our stockholders over the long term,” Saunders added. “We have the industry’s most complete portfolio of solutions and continue to benefit from legacy trends around food supply chain transparency and emerging trends such as ESG, animal disease traceability and aquaculture verification.”

Full Year Results – 2022 vs. 2021

Total revenue in 2022 increased 13% to $24.8 million from $21.9 million in the prior year. The increase included growth in all three revenue segments.

Revenue mix included:

●	Verification and certification services, up 10% to $17.6 million from $16.1 million.
●	Product revenue, up 14% to $4.4 million from $3.8 million.
●	Software and related consulting revenue, up 40% year over year to $2.9 million from $2.0 million, due primarily to execution of a large project with a Japanese government entity in the first quarter of 2022.

Gross profit in 2022 increased 8% to $10.5 million from $9.7 million.

Selling, general and administrative expense increased 5% year over year to $7.8 million from $7.4 million.

Operating income increased 15% year over year to $2.7 million from $2.3 million.

Net income in 2022 was $2.0 million, or $0.33 per diluted share, compared to net income of $3.0 million, or $0.48 per diluted share, in the prior year. In 2021, excluding PPP loan forgiveness of $1.0 million, net income would have been $1.9 million, or $0.31 per diluted share.

Adjusted EBITDA increased to $3.8 million from $3.7 million last year.

Cash generated from operations declined to $2.7 million from $3.0 million year over year.

The year-end cash and cash equivalents balance declined to $4.4 million from $5.4 million at 2021 year-end due primarily to the Company’s accelerated share repurchase program. For the full year, the Company bought back nearly $3.5 million of its shares, or 307,884 shares at average price of $11.23 per share. By comparison, the Company bought back $1.1 million in stock in 2021.

Fourth Quarter Results – 2022 vs. 2021

Revenue in the fourth quarter ended December 31, 2022, increased 5% year over year to $6.1 million from $5.8 million.

Revenue mix included:

●	Verification and certification services, up 7% to $4.7 million from $4.4 million.
●	Product revenue, up 17% year over year to $0.9 million from $0.8 million.
●	Software and related consulting revenue, down 22% to $0.5 million from $0.6 million.

Gross profit in the fourth quarter declined 6% year over year to $2.8 million from $2.9 million due to higher labor costs related to a tightening labor market and wage inflation.

Selling, general and administrative expense was flat at $2.1 million.

Operating income declined 19% to $0.6 million from $0.8 million in the same quarter last year.

Net income decreased 34% year over year to $490,000, or $0.08 per diluted share, from $742,000, or $0.12 per diluted share.

Adjusted EBITDA in the fourth quarter was down 21% to $1.0 million from $1.3 million.

The Company bought back approximately $1.2 million of its common stock in the fourth quarter, or 105,101 shares at an average price of $11.88 per share.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13736422

Phone replay:

A telephone replay of the conference call will be available through March 23, 2023, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13736422

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic (previously known as International Certification Services and A Bee Organic), and Postelsia units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, diversity of services mix, potential for consumer trends to benefit the Company, ability to continue returning value and delivering positive results for stockholders, and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2022 and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director, Investor Relations

303-880-9000

jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
(Amounts in thousands, except per share amounts)
Revenues:
Verification and certification service revenue	$4,693	$4,399	$17,610	$16,058
Product sales	891	759	4,364	3,830
Software and related consulting revenue	509	648	2,871	2,044
Total revenues	6,093	5,806	24,845	21,932
Costs of revenues:
Costs of verification and certification services	2,487	2,039	9,748	8,402
Costs of products	448	472	2,333	2,441
Costs of software and related consulting	397	357	2,296	1,352
Total costs of revenues	3,332	2,868	14,377	12,195
Gross profit	2,761	2,938	10,468	9,737
Selling, general and administrative expenses	2,119	2,144	7,816	7,434
Income from operations	642	794	2,652	2,303
Other income/(expense):
Dividend income from Progressive Beef	100	110	250	200
Gain on disposal of assets	12	86	12	95
Loan forgiveness from Paycheck Protection Program	-	-	-	1,037
Loss on foreign currency exchange	(3)	(2)	(38)	(11)
Impairment of digital assets	(20)	-	(62)	-
Other income, net	3	1	5	2
Interest expense	(1)	(1)	(3)	(6)
Income before income taxes	733	988	2,816	3,620
Income tax expense	243	246	822	659
Net income	$490	$742	$1,994	$2,961

Per share - net income:
Basic	$0.08	$0.13	$0.34	$0.49
Diluted	$0.08	$0.12	$0.33	$0.48

Weighted average number of common shares outstanding:
Basic	5,814	6,083	5,955	6,098
Diluted	5,889	6,167	6,035	6,185

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
(Amounts in thousands)
Net income	$490	$742	$1,994	$2,961
Adjustments to EBITDA:
Interest expense	1	1	3	6
Income tax expense	243	246	822	659
Depreciation and amortization	182	198	765	799
EBITDA*	916	1,187	3,584	4,425
Adjustments:
Loan forgiveness	-	-	-	(1,037)
Impairment	20	-	62	-
Stock-based compensation	52	69	154	291
Cost of acquisitions	-	-	-	-
ADJUSTED EBITDA*	$988	$1,256	$3,800	$3,679

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets (Audited)

	December 31,	December 31,
	2022	2021
(Amounts in thousands, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$4,368	$5,414
Accounts receivable, net of allowance	2,172	2,178
Inventory	888	767
Prepaid expenses and other current assets	463	325
Total current assets	7,891	8,684
Property and equipment, net	998	1,295
Right-of-use assets, net	2,607	2,823
Investment in Progressive Beef	991	991
Intangible and other assets, net	2,340	2,581
Goodwill, net	2,946	2,946
Deferred tax assets, net	523	464
Total assets	$18,296	$19,784

Liabilities and Equity
Current liabilities:
Accounts payable	$640	$447
Accrued expenses and other current liabilities	769	710
Deferred revenue	1,278	1,513
Current portion of finance lease obligations	9	13
Current portion of operating lease obligations	341	313
Total current liabilities	3,037	2,996
Finance lease obligations, net of current portion	37	19
Operating lease obligation, net of current portion	2,745	3,020
Total liabilities	5,819	6,035

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 95,000 shares authorized; 6,501 (2022) and 6,489 (2021) shares issued, and 5,775 (2022) and 6,071 (2021) shares outstanding	6	6
Additional paid-in-capital	12,145	11,955
Treasury stock of 727 (2022) and 419 (2021) shares	(7,263)	(3,807)
Retained earnings	7,589	5,595
Total equity	12,477	13,749
Total liabilities and stockholders’ equity	$18,296	$19,784